CERTIFICATE OF AMENDMENT
                                     TO THE
                           ARTICLES OF INCORPORATION
                                       OF
                            FBR CAPITAL CORPORATION

           ---------------------------------------------------------
           Pursuant to Section 78.390 of the Nevada Revised Statutes
           ---------------------------------------------------------

     The undersigned, being the President and the Secretary of FBR Capital Corporation, a corporation organized and existing under the laws of the State of Nevada, (the "Corporation") do hereby certify:

     1. The name of the Corporation is FBR Capital Corporation.

     2. The total number of outstanding shares of the Common Stock the Corporation having voting power as of September 15, 1999 was 13,241,031 and the total number of votes entitled to be cast by the holders of all said outstanding shares of the Common Stock was 13,241,031; and the total number of outstanding shares of the Preferred Stock the Corporation having voting power as of September 15, 1999 was 10,000,000 and the total number of votes entitled to be cast by the holders of all said outstanding shares of the Preferred Stock was 10,000,000.

     3. The amendments set forth below were adopted, pursuant to Section 78.390 of the Nevada Revised Statutes, by the affirmative vote of stockholders owning at least a majority of the outstanding shares entitled to vote therein given at the annual meeting of the stockholders.

     4. That Article First be removed in its entirety and the following be inserted in lien thereof:

     "FIRST, The name of the Corporation is Vitrix, Inc."

     5. That Article Fourth be removed in its entirety and the following be inserted in lieu thereof:

     "FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 60,000,000 shares, consisting of (i) 50,000,000 shares of Common Stock, $0.01 par value per share (the "Common Stock"), and (ii) 10,000,000 shares of Preferred Stock, $0.01 par value per share (the "Preferred Stock")."

     IN WITNESS WHEREOF, we have executed this Certificate of Amendment to the Articles of Incorporation this 7th day of October, 1999.

                                             FBR CAPITAL CORPORATION



                                             By /s/ Philip R. Shumway
                                                --------------------------------
                                                Philip R. Shumway
                                                President and Secretary

State of Arizona    )
                    ) ss.
County of Maricopa  )

     On this 7th day of October, 1999, before me personally came Philip R. Shumway, the President and Secretary of FBR Capital Corporation, a Nevada corporation, who acknowledged that he executed the above instrument.

                                             /s/ Dorothy Ann Gabbard
                                             -----------------------------------
                                             Notary Public

My Commission Expires:
May 19, ????
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